Exhibit 21

SUBSIDIARIES1

Name	State/Country of Incorporation	Ownership Percentage
Hecla Limited	Delaware	100%
Hecla Admiralty Company	Delaware	100%
Hecla Greens Creek Mining Company	Delaware	100%
Hecla Juneau Mining Company	Delaware	100%
Hecla Alaska LLC	Delaware	100%
Hecla Canada Ltd.	Federal Canadian	100%
Hecla Silver Valley, Inc.	Delaware	100%
Mines Management, Inc.	Idaho	100%
Newhi, Inc.	Washington	100%
Montanore Minerals Corp.	Delaware	100%
Silver Hunter Mining Company	Delaware	100%
Rio Grande Silver, Inc.	Delaware	100%
Hecla MC Subsidiary, LLC	Delaware	100%
Hecla Montana, Inc.	Delaware	100%
Revett Silver Company	Montana	100%
Troy Mine Inc.	Montana	100%
RC Resources, Inc.	Montana	100%
Revett Exploration, Inc.	Montana	100%
Revett Holdings, Inc.	Montana	100%
Burke Trading Inc.	Delaware	100%
Industrias Hecla, S.A. de C.V.	Mexico	100%
Mineral Hecla, S.A. de C.V.	Mexico	100%
Hecla Quebec Inc.	Federal Canadian	100%
Klondex Mines Unlimited Liability Company	Federal Canadian	100%
Klondex Holdings (USA) Inc.	Nevada	100%
Klondex Gold & Silver Mining Co.	Nevada	100%
Klondex Midas Holdings Limited	Nevada	100%
Klondex Midas Operations Inc.	Nevada	100%
Klondex Aurora Mine Inc.	Nevada	100%
Klondex Hollister Mine Inc.	Nevada	100%

1 Determined in accordance with Item 601 of Regulation S-K